EXHIBIT 10(ii)

FIRST AMENDMENT TO OFFICE LEASE

This First Amendment to Office Lease (“First Amendment”) is made and entered into this 26th day of June, 2008, by and between MADISON LASALLE PARTNERS, LLC, as Manager for MADISON LASALLE PARTNERS, LLC, and CHICAGO LASALLE OFFICE CO-INVESTORS, LLC, as tenants in common, as successors-in-interest by purchase to METROPOLITAN LIFE INSURANCE COMPANY (hereinafter referred to as “Landlord”) and THE NORTHERN TRUST COMPANY (hereinafter referred to as “Tenant”) with respect to certain premises located in a building commonly known as 10 S. LaSalle Street, Chicago, IL (the “Building”).

WITNESSETH:

WHEREAS, Metropolitan Life Insurance Company and Tenant entered into that certain Office Lease dated December 29, 2000, as amended by certain letter agreements dated December 28, 2004 and December 31, 2004 (the “ Lease”) for certain premises comprised of 100,357 rentable square feet described and referred to in the Lease. The capitalized terms used in this First Amendment shall have the meaning ascribed in the Lease unless their context shall clearly require otherwise;

WHEREAS, Tenant has an option to terminate the Lease as provided in Article 31 of the Lease (“Termination Option”);

WHEREAS, in lieu of exercising its Termination Option, Tenant desires and Landlord has agreed to amend the Base Rent as set forth in the Lease and extend the term of the Lease; and

WHEREAS, the parties desire to make certain other amendments and modifications to the Lease as hereinafter more fully set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are herewith acknowledged, the parties agree as follows:

1. PREAMBLE: The recitals set forth in the preamble hereof are incorporated herein by this reference.

2. AMENDMENT: The Lease is amended and modified in the following respects:

2.1 Extended Term: The term of the Lease shall be extended for a period of five (5) years, commencing January 1, 2016, and ending December 31, 2020.

2.2 Base Rent: Effective as of July 1, 2008, Base Rent under Section 1.01(8) of the Lease shall be amended and modified as follows:

Period	Monthly	Annual
July 1, 2008 – December 31, 2008	$183,987.83	$1,103,926.98	(6 months)
January 1, 2009 - December 31, 2009	$189,005.68	$2,268,068.20
January 1, 2010 - December 31, 2010	$194,023.53	$2,328,282.40
January 1, 2011 - December 31, 2011	$156,807.81	$1,881,693.75
January 1, 2012 - December 31, 2012	$160,989.35	$1,931,872.25
January 1, 2013 - December 31, 2013	$165,170.90	$1,982,050.75
January 1, 2014 - December 31, 2014	$169,352.44	$2,032,229.25
January 1, 2015 - December 31, 2015	$173,533.98	$2,082,407.75
January 1, 2016 - December 31, 2016	$177,715.52	$2,132,586.25
January 1, 2017 - December 31, 2017	$181,897.06	$2,182,764.75
January 1, 2018 - December 31, 2018	$186,078.60	$2,232,943.25
January 1, 2019 - December 31, 2019	$190,260.15	$2,283,121.75
January 1, 2020 - December 31, 2020	$194,441.69	$2,333,300.25

2.3	Deletion of Termination Option: Tenant hereby waives its Termination Option. Article 31 of the Lease shall be deleted in its entirety.

2.4	Contraction Option: Sections 30(c), 30(d), 30(e), 30(f), 30(g) and the last paragraph of Article 30 of the Lease shall be deleted in their entirety and the following provisions shall be inserted in its place:

2.4.1

Tenant shall have the option (the “Third Contraction Option”) to contract the portion of the Premises consisting of the entire eighth (8th) floor (the “Third Contraction Space”), effective December 31, 2014. If Tenant elects to exercise the Third Contraction Option, Tenant shall notify Landlord of its intent to do so (the “Tenant’s Third Contraction Notice”) no less than twelve (12) months prior to the effective date thereof. Tenant shall pay Landlord a sum equal to two (2) years of the then-escalated gross rent which would next become due in connection with the Third Contraction Space after the effective date set forth in Tenant’s Third Contraction Notice (the “Third Contraction Payment”). Tenant shall pay the Third Contraction Payment one-half ( 1/2) upon delivery of Tenant’s Third Contraction Notice and one-half ( 1/2) thirty (30) days prior to the effective date.

2.4.2

Tenant shall also have the option (the “Fourth Contraction Option”) to contract the portion of the Premises consisting of the entire seventh (7th) floor (the “Fourth Contraction Space”), effective December 31, 2017. If Tenant elects to exercise the Fourth

Contraction Option, Tenant shall notify Landlord of its intent to do so (the “Tenant’s Fourth Contraction Notice”) no less than twelve (12) months prior to the effective date thereof. Tenant shall pay Landlord a sum equal to two (2) years of the then-escalated gross rent which would next become due in connection with the Fourth Contraction Space after the effective date set forth in Tenant’s Fourth Contraction Notice (the “Fourth Contraction Payment”). Tenant shall pay the Fourth Contraction Payment one-half ( 1/2) upon delivery of Tenant’s Fourth Contraction Notice and one-half ( 1/2) thirty (30) days prior to the effective date.

2.4.3	It shall be a condition to Tenant’s exercise of any of the Contraction Options that, both at the time of the exercise of the Contraction Option and at the effective date thereof, Tenant is not in Default under this Lease. All of the terms and provisions of the Lease shall be applicable to any of the Contraction Space, except (1) the rentable area of the Premises shall be decreased as of the effective date of such contraction by the rentable area of such Contraction Space, (2) Tenant’s Share shall be decreased as of the effective date of such contraction to reflect the removal of such Contraction Space from the Premises, (3) the Monthly Base Rent due under the Lease shall be decreased by an amount equal to the product of (x) the rentable square feet of such Contraction Space and (y) the then-escalated Monthly Base Rent rate for the Premises in effect, as of the effective date of such contraction.

2.4.4	Tenant’s failure to strictly comply with the provisions regarding the Contraction Options shall nullify any attempted exercise of the Contraction Options by Tenant.

2.4.5	Notwithstanding anything to the contrary contained in this Lease, Tenant’s rights to exercise any of the Contraction Options shall not be affected by any sublease of the Premises entered into pursuant to the terms of this Lease, but in no event shall any sublessee have any rights to exercise any of said Contraction Options. In addition, the right to exercise any of the Contraction Options shall be automatically transferred to an Assignee who leases the entire Premises pursuant to the terms of this Lease.

2.5	Expansion Option. Articles 27 and 29 of the Lease shall be deleted in their entirety and the following provisions shall be inserted in their place:

2.5.1

In the event Tenant does not exercise its Third Contraction Option, Tenant shall have the right to lease additional space (the “2015 Expansion Option”) with a lease commencement date of January 1, 2015 (“2015 Expansion Date”) consisting of one full floor of the

Building (the “2015 Expansion Space”) on the same terms and conditions in effect under the Lease, except as set forth herein. Landlord shall give Tenant notice (the “2015 Landlord’s Notice”) between January 1, 2014 and March 1, 2014 with respect to the space available, including detailed existing condition plans, if available. To exercise the 2015 Expansion Option, Tenant shall notify Landlord in writing (“Tenant’s 2015 Expansion Notice”) within thirty (30) days after receipt of 2015 Landlord’s Notice, otherwise Tenant shall be deemed to have waived its right to exercise the 2015 Expansion Option. Time shall be of the essence with respect to Tenant’s exercise of the 2015 Expansion Option. The 2015 Expansion Space shall be delivered to Tenant in its then current, AS IS condition and Landlord shall have no obligation to make any improvements to the 2015 Expansion Space. All of the terms and provisions of the Lease shall be applicable to the 2015 Expansion Space, except (1) the rentable area of the Premises shall be increased as of the 2015 Expansion Date by the rentable area of the 2015 Expansion Space, (2) Tenant’s Share shall be increased as of the 2015 Expansion Date to reflect the addition of the 2015 Expansion Space to the Premises, (3) the Monthly Base Rent due under the Lease shall be increased by an amount equal to the product of (x) the rentable square feet of the 2015 Expansion Space and (y) the then-escalated Monthly Base Rent rate for the Premises in effect, and (4) Tenant shall commence paying Rent for the 2015 Expansion Space as of the 2015 Expansion Date.

2.5.2	It shall be a condition to Tenant’s exercise of the 2015 Expansion Option that, both at the time of delivery if Tenant’s 2015 Expansion Notice and at the commencement of the term with respect to the 2015 Expansion Option: (i) Tenant is not in Default under this Lease, and (ii) except as may be permitted below, Tenant and/or an Affiliate is occupying the Premises for the conduct of business. Any termination of this Lease or termination of Tenant’s right of possession shall terminate all of Tenant’s rights to the 2015 Expansion Option.

2.5.3	Notwithstanding anything to the contrary contained in this Lease, Tenant’s right to exercise the 2015 Expansion Option shall not be affected by any sublease of the Premises entered into pursuant to the terms of this Lease, but in no event shall any sublessee have any rights to exercise the 2015 Expansion Option. In addition, the right to exercise the 2015 Expansion Option shall be automatically transferred to an Assignee who leases the entire Premises pursuant to the terms of this Lease.

2.5.4	In the event that Tenant exercises the foregoing 2015 Expansion Option, Tenant agrees to enter into an amendment to the Lease reasonably acceptable to Tenant incorporating the 2015 Expansion Space to the Premises and making such other conforming changes as are necessary to the computation of the Monthly Base Rent and the calculation of Tenant’s Share applicable to such option within sixty (60) days following the exercise of the 2015 Expansion Option, including (1) the rentable area of the Premises shall be increased as of the 2015 Expansion Date by the rentable area of the 2015 Expansion Space, (2) Tenant’s Share shall be increased as of the 2015 Expansion Date to reflect the addition of the 2015 Expansion Space to the Premises, (3) the Monthly Base Rent due under the Lease shall be increased by an amount equal to the product of (x) the rentable square feet of the 2015 Expansion Space and (y) the then-escalated Monthly Base Rent rate for the Premises in effect, and (4) Tenant shall commence paying Rent for the 2015 Expansion Space as of the 2015 Expansion Date. The 2015 Expansion Option Space shall be leased for their respective terms upon the terms and conditions provided for in the Lease, except for such changes as are required pursuant to the terms hereof, which shall be as set forth in the Amendment described above.

2.6	Condition of Premises Tenant accepts the Premises in its “AS IS, WHERE IS” condition without any warranties or representations of any kind as of the date hereof and Tenant acknowledges that Landlord is not obligated to make any improvements, decorations, renovations, alterations or additions to the Premises except as stated in the Workletter attached hereto as Exhibit A and incorporated herein.

2.7

Broker: Landlord and Tenant represents that, except for JF McKinney (“Landlord’s Broker”) and The Staubach Company (“Tenant’s Broker”), Landlord and Tenant have not dealt with any real estate broker, salesperson, or finder in connection with this First Amendment, and no such person initiated or participated in the negotiation of this First Amendment, or showed the Premises to Tenant. Both Landlord and Tenant represent that they have dealt only with the Landlord’s Broker and Tenant’s Broker in connection with this First Amendment and will indemnify and hold the other, their successors and assigns and their respective agents and employees, harmless against any breach of the aforementioned representation. Landlord and Tenant hereby agree to indemnify, protect, defend and hold the other, any mortgagee or ground lessor of the Building, and the property manager and leasing manager for the Building and their respective directors, officers, agents and employees harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Landlord shall be responsible for the payment of all commissions to Landlord’s Broker and Tenant’s Broker in connection with this First Amendment in accordance with a separate agreement between Landlord and such two brokers.

2.8	Notices: Any and all notices required or permitted to be given to Landlord under the Lease, as provided in Article 24 of the Lease, shall be delivered to the following addresses (in lieu of any addresses set forth in the Lease):

(1)	Notices to Landlord shall be addressed:

MADISON LaSALLE PARTNERS, LLC and
CHICAGO LaSALLE OFFICE CO-INVESTORS, LLC
10 South LaSalle Street, Suite 1210
Chicago, Illinois 60603
Attn: Manager

with a copy to the following:

Jeffrey Management Corp., on behalf of
Madison LaSalle Partners, LLC
Seven Penn Plaza – Suite 618
New York, NY 10001
Attn: Jeffrey Feil

with a copy to the following:

Jeffrey Management Corp., on behalf of
Madison LaSalle Partners, LLC
Seven Penn Plaza – Suite 618
New York, NY 10001
Attn: Justin Derfner, V.P. Leasing

3. CONTINUING EFFECT: Except as expressly amended by this First Amendment, all of the terms, covenants and conditions set forth in the Lease shall continue in full force and effect to the same extent as existed prior to execution of this First Amendment, and shall constitute the entire agreement of the parties with respect to the subject matter hereof.

4. HEADINGS: The headings set forth herein are for convenience of reference only and shall not be deemed to impair, enlarge or otherwise affect the substantive meaning of any provision to which such heading may relate.

5. COUNTERPARTS: This First Amendment may be executed in multiple counterparts, each one of which shall be deemed an original but all of which, taken collectively, shall be deemed a single instrument; provided, that this First Amendment shall not be enforceable against any party hereto unless all parties hereto have executed at least one (1) counterpart.

IN WITNESS WHEREOF, this First Amendment is executed by the parties hereto as their respective free, voluntary and duly authorized acts for the purposes set forth herein effective as of the date set forth above.

LANDLORD:

MADISON LaSALLE PARTNERS, LLC, as manager for Madison LaSalle Partners, LLC and Chicago LaSalle Office Co-Investors, LLC, as tenants in common

By:	/s/ Jeffrey J. Feil
Print Name:	Jeffrey J. Feil
Title:	Managing Member

TENANT:

The Northern Trust Company

By:	/s/ E. Paul Dunn
Print Name:	E. Paul Dunn
Title:	Senior Vice President

Exhibit A

Workletter

This Exhibit A - Workletter is attached to and made a part of the First Amendment to Lease dated June 26, 2008 (the “Lease”) between MADISON LaSALLE PARTNERS, LLC, and CHICAGO LASALLE OFFICE CO-INVESTORS, LLC, (“Landlord”) and THE NORTHERN TRUST COMPANY (“Tenant”). The terms of this EXHIBIT A shall be applicable to the Tenant Work. Any terms used in this Exhibit A which are not otherwise defined shall have the same meaning as in the Lease.

Effective July 1, 2008, Landlord agrees to contribute up to $301,071.00 (the “Initial Tenant Allowance”) in the form of cash or an abatement of rent as determined by Tenant pursuant to Tenant’s discretion, by no later than July 31, 2008, towards the cost of constructing certain tenant improvements (the “Initial Tenant Work”) for the Premises in accordance with the space plan (the “Plans”) approved by both Landlord and Tenant, a copy of which Plans is attached hereto. Effective January 1, 2011, Landlord agrees to contribute up to $1,204,284.00 (the “Additional Tenant Allowance”) in cash or an abatement of rent as determined by Tenant pursuant to Tenant’s discretion by no later than January 31, 2011 (unless the Lease has been assigned in which event Landlord shall only contribute the Additional Tenant Allowance in the form of cash), towards the cost of constructing certain tenant improvements (the “Additional Tenant Work”) for the Premises in accordance with a space plan approved by both Landlord and Tenant. The Initial Tenant Allowance and Additional Tenant Allowance shall hereinafter be collectively referred to as the “Tenant Allowance.” The Initial Tenant Work and Additional Tenant Work shall hereinafter be collectively referred to as the “Tenant Work.” Tenant shall be responsible for all the cost of demolition, if any, in the Premises. It is understood and agreed that Tenant’s contractors shall perform the work in connection with the Tenant Work, provided, however, all such contractors shall be approved in writing by Landlord prior to commencing such work, which approval shall not be unreasonably withheld, conditioned or delayed; and provided that such contractors shall be reputable, shall be properly licensed to perform the Tenant Work and shall maintain the types and amounts of insurance required by Landlord. Tenant shall not commence any of the Tenant Work until Landlord has approved the Plans and the contractors to be used by Tenant. All Tenant Work shall be performed in accordance with the provisions of Article 9 of the Lease.

The Tenant Allowance shall be made available to Tenant from time to time, but not more than one time per month, upon written request by Tenant and upon receipt and approval by Landlord of proper invoices and other documentation evidencing completion of the work for which the applicable portion of the Tenant Allowance is being requested (the “Construction Documents”). The Construction Documents shall include, but not be limited to, proper Applications for Payment, Sworn Owner’s and Contractor’s Statements, Partial and Final Waivers of Lien from each contractor or other person furnishing materials and labor in connection with the work, Contractor Affidavits and other appropriate documentation reasonably requested by Landlord. Provided Landlord approves of the Construction Documents, then within ten (10) business days of receipt of Tenant’s request, Landlord shall pay to Tenant or, at the direction of Tenant, Tenant’s contractors, up to ninety percent (90%) of the portion of the Tenant Allowance so requested. Provided, however, upon completion of all Tenant Work in accordance with the Plans, presentation to and approval by Landlord of final Construction Documents, inspection by Landlord showing the Tenant Work to be completed to the reasonable satisfaction of Landlord and occupancy of the Premises by Tenant pursuant to a Certificate of Occupancy (if required), Landlord shall pay to Tenant or, at the direction of Tenant, Tenant’s contractors, one hundred percent (100%) of the balance of the Tenant Allowance, so requested, including any unpaid portion of the Tenant Allowance previously requested. Provided Landlord has received and approved the Construction Documents and Tenant is not in default, any portion of the Tenant Allowance not paid to Tenant may be applied to reduce the rent due by Tenant to Landlord immediately upon thirty (30) days advance written notice by Tenant to Landlord.

If the cost to construct the Tenant Work pursuant to the Plans exceeds the Tenant Allowance, then Tenant shall pay its contractors directly. Tenant agrees it shall not make any changes to the Plans or the contractors performing the work without obtaining the prior written consent of Landlord. In the event Tenant shall make changes to the Plans that are approved by Landlord and which result in an additional cost of completing the Tenant Work in excess of the Tenant Allowance, Tenant shall pay any increase in the cost of completing the Tenant Work in excess of the Tenant Allowance resulting from such changes in the Plans.

If for any reason the Premises shall not be ready for occupancy by Tenant on or before the Commencement Date, this Lease shall not be affected thereby, nor shall Tenant have any claim against Landlord by reason thereof. All claims for damages against the Landlord arising out of any such delay are waived and released by Tenant.

Tenant shall indemnify and hold Landlord harmless from any loss, liability, damage, claim, judgment, cost or expense incurred by Landlord (including but not limited to attorneys’ fees and expenses and costs) resulting from or relating to any work performed by Tenant, or Tenant’s contractors or subcontractors. Prior to performing any of the Tenant Work, Tenant, as well as all of Tenant’s contractors and subcontractors, shall provide Landlord with certificates of insurance evidencing insurance policies of a type and amount reasonably satisfactory to Landlord. Such policies shall name Landlord, and any other managing agent, ground lessor or mortgagee of which Tenant is made aware, as named additional insureds. Such insurance shall be maintained by Tenant and all of Tenant’s contractors and subcontractors at all times during the construction of the Tenant Work. All Tenant Work shall be constructed in accordance with all federal, state and local laws, codes, ordinances, rules and regulations. All Tenant Work when made to the Demised Premises shall be surrendered to Landlord and become the property of Landlord upon termination in any manner of the Lease.